Exhibit 10.1
SEPARATION AGREEMENT
     1. This Separation Agreement (“Agreement”), dated as of May 5, 2009, is by and between Frank J. Bramanti (“Executive”) and HCC Insurance Holdings, Inc., a Delaware corporation (“Company”).
     2. The Company currently employs Executive as its Chief Executive Officer (“CEO”) pursuant to an Amended and Restated Employment Agreement entered into on December 19, 2008, but effective as of January 1, 2007 (the “Employment Agreement”). Executive also serves as a director of the Company and certain of the Company’s wholly owned subsidiaries. All references in this Agreement to the Company shall be deemed to include, unless the context otherwise requires, all of the subsidiaries of the Company. Executive hereby resigns from his position as CEO effective as of May 5, 2009 and resigns from all of his other positions as an officer of the Company and each of its subsidiaries effective as of May 18, 2009 (the “Effective Date”). Executive hereby also resigns as a director of each of the Company’s subsidiaries as of the Effective Date, but shall remain a director of the Company until such time as his term as a director ends and he is not re-elected. Beginning on the Effective Date and for so long as he continues to serve as a Director, Executive shall be compensated as an outside director.
     3. The parties agree that Executive has received all sums owing to him by the Company pursuant to the Employment Agreement for salary and benefits accruing through the Effective Date except for: (a) payment for accrued but unused vacation; (b) expenses for which he is entitled to reimbursement; and (c) salary payments arising after April 30, 2009. Executive hereby waives payment for accrued but unused vacation to which he may be entitled. In consideration for the terms of this Agreement, within five days of the Effective Date, the Company shall pay Executive an amount in cash equal to $1,000,000 plus salary payments accrued from the date hereof through the Effective Date, less in each case normal tax and other withholdings, payable in accordance with the Company’s usual payment procedures. Executive shall submit requests for reimbursement of unpaid expenses incurred prior to the Effective Date within 60 days of the Effective Date, for which the Company shall reimburse him in accordance with its usual policy with regard to reimbursement of employees.
     4. During the month of May, 2009, the Company shall make one final contribution to Executive’s Participant’s Account as provided in the HCC Insurance Holdings, Inc. NonQualified Deferred Compensation Plan for Frank J. Bramanti (the “Deferred Compensation Plan”). The Effective Date will constitute “Participant’s Separation From Service” under the Deferred Compensation Plan and Executive’s rights under the Deferred Compensation Plan shall thereafter be as provided therein.
     5. Following the Effective Date, all of Executive’s and the Company’s obligations under the Employment Agreement that are performable prior to the Effective Date shall be terminated and of no further force and effect. In accordance with the terms of the Employment Agreement, the following agreements shall survive the termination of the Employment Agreement:
     In accordance with Section 3(g) of the Employment Agreement, within thirty (30) days of the Effective Date, the Company shall assign to Executive the $5,000,000 in aggregate face amount of life insurance policies that the Company has been keeping in effect for Executive. Following the Effective Date, Executive shall be responsible for paying all premiums on such life insurance policies.
     In accordance with Section 3(e)(3) of the Employment Agreement, following the Effective Date, Executive and his qualified beneficiaries shall be entitled to continue to be covered by medical insurance as currently provided under the Company’s group program, as such group program may be changed from time to time in the future, or, if not permitted under the terms of the group program, then the Company shall provide Executive and his qualified beneficiaries with a medical insurance policy providing substantially similar benefits as the group program for the period ending on the later of: (i) the date of Executive’s death; (ii) if Executive is married on the date of his death, the date of the death of Executive’s spouse; or (iii) as to each minor dependent of Executive, the later of the date that each such dependent reaches the age of twenty-five or completes college (as defined in the Company’s group program). Executive and his qualified beneficiaries shall be entitled to receive the medical benefits defined herein at no cost and without any concession to Executive and his qualified beneficiaries. This paragraph reaffirms and extends the Company’s obligations as set out in Section 3(e)(3) of the Employment Agreement and is not intended to limit or reduce the benefits therein conferred on Executive or his qualified beneficiaries.
     In accordance with Section 5(h) of the Employment Agreement, Executive hereby reaffirms Executive’s obligations under the following sections of the Employment Agreement, which Executive and the Company agree shall continue to apply to Executive following the Effective Date as if recited herein in full: Sections 5(c) Non-Competition After Termination, 5(d) Non-Solicitation of Customers, 5(e) Non-Solicitation of Employees, 5(f) Confidential Information, 5(g) Return of Documents, Equipment, Etc., 5(k) Breach, 5(m) Extension of Post-Employment Restrictions, and 5(n) Enforceability.
     6. Executive currently holds the following nonqualified stock options (the “Outstanding Options”):

No. of Shares	Vesting Date	Exercise Price	Expiration Date
18,750	Already Vested	$21.37	12/20/2009
12,500	Already Vested	$30.85	1/5/2011
200,000	Already Vested	$31.11	3/2/2012
100,000	3/2/2010	$31.11	3/2/2012
100,000	3/2/2011	$31.11	3/2/2012
100,000	3/2/2011	$31.11	3/2/2012
50,000	3/2/2011	$31.11	3/2/2012
Outstanding Options vested as of the Effective Date shall continue to be exercisable until the expiration date set forth above. Options not vested as of the Effective Date shall be forfeited as of the Effective Date. The provisions of this Section 6 shall be subject to the approval of the Compensation Committee of the Board of Directors, at its next regularly scheduled meeting on May 20, 2009.

     7. On or before the Effective Date, Executive shall be entitled to use the Company’s aircraft for one round-trip personal flight within the continental United States. Personal use of the Company’s aircraft shall be taxable to Executive based on the then-current Internal Revenue Service rules for the taxation of such benefit.
     8. No modification to any provisions contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.
     9. If any provision of this Agreement is held to be unenforceable for any reason, the remaining parts of the Agreement shall remain in full force and effect.
     10. This Agreement shall be construed in accordance with Texas law.
     11. Except as expressly set forth in this Agreement, the Option Agreements and the Deferred Compensation Plan, this Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement. Any other agreements, discussions, promises, and representations have been and are integrated into and superseded by this Agreement, the Option Agreements and the Deferred Compensation Plan.
     12. With respect to Executive, this Agreement shall also bind and inure to the benefit of his respective heirs and assigns. With respect to the Company, this Agreement shall also bind and inure to the benefit of any affiliated entities, successor-in-interests, or assigns.
     13. Any notices required to be given shall be given as set forth in Section 10 of the Employment Agreement
     14. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
[Signature page follows.]

HCC INSURANCE HOLDINGS, INC.
By:	/s/ John N. Molbeck, Jr.
John N. Molbeck, Jr., President

/s/ Frank J. Bramanti
Frank J. Bramanti

4